Exhibit 10.16
ACHAOGEN
7000 Shoreline Court, Suite 371 South San Francisco, CA 94080
(650) 800-3636
www.achaogen.com

May 13, 2014

Zeryn Sarpangal
[Address]
Dear Zeryn:
I am pleased to offer you a position with Achaogen, Inc. (the "Company"), as Senior Director, FP&A and Operations reporting directly to me. Your position with the Company pursuant to the terms and conditions of this letter will commence no later than May 19, 2014 (the "Start Date"). You will have duties and responsibilities, consistent with your position within the Company, as will reasonably be assigned to you by me. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the CEO and Board of Directors.
The Company reserves the right to conduct background and credit investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check.
Salary. You will be employed as a part-time employee of the Company working approximately twenty-five (25) hours per week. While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of one hundred thirty eight thousand dollars ($138,000). Your salary will be paid periodically in accordance with the Company's normal payroll practices and will be subject to annual review and the usual, required withholding.
Stock Option. Subject to approval by the Board of Directors, you will be granted a stock option to purchase seventeen thousand one hundred sixty (17,160) shares of the Company's common stock at an exercise price equal to the fair market value per share on the date of grant (the "Option"). Subject to your continued service with the Company through each vesting date, the Option will vest in accordance with the following vesting schedule:
•1/4th of the shares subject to the Option will vest on the first anniversary of your employment start date (such start date, the "Vesting Commencement Date"); and
•1/48th of the shares subject to the Option will vest on each of the next 36 months thereafter on the same day of the month as the Vesting Commencement Date.
The Option will be subject to the terms and conditions of the equity incentive plan pursuant to which it is granted and the applicable option agreement between you and the Company, both of which are incorporated herein by reference.
Employee Benefit Plans. As a part-time employee working less than thirty (30) hours per week, you will not be eligible to receive Company sponsored benefits with the exception of Paid Time Off, which you will accrue on a pro-rated basis.
At-Will Employment. You should understand that your employment with the Company is "at will" and is for no specified period. As a result, you are free to resign at any time, for any reason, with or without cause. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time-to-time, the "at will" nature of your employment may only be changed in an express writing signed by you and the CEO.
Confidential Information/Arbitration. You will be required to sign and comply with the attached At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Confidentiality Agreement") as a condition of your employment. The Confidentiality Agreement requires, among other things, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information. We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You further agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
Federal Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
Arbitration of Disputes. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall be responsible for the arbitrator's fees and costs to the extent they exceed any fee or cost that the Company would be required to bear if the action were brought in an applicable federal or state court. Please note that we must receive your signed Agreement before your first day of employment.
Governing Laws. This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.
This offer letter, the Confidentiality Agreement or existing confidential information agreement , as applicable, between you and the Company, as well as the equity incentive plan and stock option agreement related to the Option, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior representations    or agreements and any representations made during your recruitment, interviews or pre-employment negotiations whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board (or its authorized designee) and you.
To confirm your acceptance and agreement to the terms set forth in this offer letter please sign, date, and return this letter to me. Please call Karin Dun, HR, at (650) 741-1182 if you have any questions.
I am excited to welcome you to the Company, and I look forward to your participation in the Company's future success.
Sincerely,
/s/ Derek Bertocci
Derek Bertocci
Chief Financial Officer
Achaogen , Inc.

Accepted and agreed to this 13 day of May, 2014

/s/ Zeryn M. Sarpangal
Applicant Signature

Enclosures: Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment and
Arbitration Agreement

ACHAOGEN, INC.
AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT,
AND ARBITRATION AGREEMENT

As a condition of my employment with Achaogen, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.	At-Will Employment.
I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES "AT-WILL" EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.	Confidential Information.

A.
Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B.
Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.
Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

3.	Inventions.

A.
Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.
Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 3.F below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such invention.

C.
Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D.
Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E.
Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.
Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.
Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.
Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.D. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.

6.
Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.
Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.	Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.
Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10.	Arbitration and Equitable Relief.

A.
Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE "RULES") AND PURSUANT TO CALIFORNIA LAW. DISPUTES WHICH I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B.
Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION ("AAA") AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS' FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. I UNDERSTAND THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT I SHALL PAY THE FIRST $125.00 OF ANY FILING FEES

ASSOCIATED WITH ANY ARBITRATION I INITIATE. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA'S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

C.
Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

D.
Availability of Injunctive Relief. BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED BY THE RULES INCLUDING, BUT NOT LIMITED TO, WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONSOLICITATION OR LABOR CODE §2870. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

E.
Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS' COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

F.
Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

11.	General Provisions.

A.
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.	Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D.
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date: 5/13/2014                    /s/ Zeryn M Sarpangal
Signature
Zeryn Sarpangal
Name of Employee (typed or printed)

Witness:
/s/ Karin Dun
Signature

Karin Dun
Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

X     No inventions or improvements
Additional Sheets Attached

Signature of Employee: /s/ Zeryn M Sarpangal
Print Name of Employee: Zeryn M Sarpangal
Date: 5/13/2014

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870 INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

"(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Exhibit C

ACHAOGEN, INC.
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Achaogen, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").
I further certify that I have complied with all the terms of the Company's Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment.

Date:

(Employee's Signature)

(Type/Print Employee's Name)

Exhibit D

ACHAOGEN, INC.
CONFLICT OF INTEREST GUIDELINES
It is the policy of Achaogen, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.
1.Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)
2.Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.
6.Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to the Company.
9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.
12.Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interest of the Company.
Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.